Exhibit – 10.111

June 4, 2008

Mr. Bruce G. Crain

President and Chief Executive Officer

Russ Berrie and Company, Inc.

111 Bauer Drive

Oakland, New Jersey  07346

Dear Bruce:

The following is a description of your incentive compensation opportunity with respect to 2008, in accordance with your Employment Agreement with Russ Berrie and Company, Inc. (the “Company”).  The determination of your achievement of performance goals shall be made after the end of 2008 in the Compensation Committee’s discretion.

The Compensation Committee has determined that 50% of your 2008 incentive compensation opportunity shall be based on the achievement of consolidated financial goals by the Company and 50% shall be based on your achievement of personal goals.

Financial Goals

The Compensation Committee has set corporate consolidated EBITDA targets for 2008 as the financial goals.  EBITDA is defined for this purpose as consolidated net income before net interest expense, provision for income taxes, depreciation, amortization and other non-cash, special or non-recurring charges.  With respect to consolidated EBITDA, your targets consist of the following:  (i) a specified minimum level of achievement (the “Minimum Crain Target”) required to earn an amount equal to 7.5% of your annual base salary, (ii) a specified level of achievement (the “Crain Target”) in excess of the Minimum Crain Target required to earn an amount equal to 37.5% of your annual base salary, and (ii) a specified level of achievement in excess of the Crain Target (the “Maximum Crain Target”) required to earn an amount equal to 65% of your annual base salary.  Amounts earned for achievement of results between (i) the Minimum Crain Target and the Crain Target, and (ii) the Crain Target and the Maximum Crain Target will be determined by a straight-line interpolation. No amounts will be paid for achievement of results in excess of the Maximum Crain Target. No amounts will be paid for achievement of results below the Minimum Crain Target.  In determining whether any of the Crain Targets were achieved for the year, the Compensation Committee may exercise its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in the Company’s public filings that it believes were not driven by the current performance or that otherwise had a distorting positive or negative impact on Company performance.  The EBITDA Targets are set forth on Exhibit A attached hereto.

Personal Goals

With respect to your personal goals, three different categories (each with a target and a maximum level of achievement) have been established as follows:  (i) structural/integration goals, which will entitle you to receive 18.75% of your annual base salary at the target level and 32.50% of your annual base salary at the maximum level of achievement; (ii) organizational goals, which will entitle you to receive 9.375% of your annual base salary at the target level and 16.25% of your annual base salary at the maximum level of achievement, and (iii) strategic goals, which will entitle you to receive 9.375% of your annual base salary at the target level and 16.25% of your annual base salary at the maximum level of achievement.  The Committee will determine in its sole discretion your level of achievement of each of these personal goals during 2008, if any.  The particular payout level awarded, if any, in each case will depend on the assessment of the Committee as to the degree of achievement attained, and will account for the difficulty and complexity of the particular goal.  No bonus will be payable for a particular category if the Committee determines that the target level of achievement for that category has not been achieved, and no amounts will be payable in excess of the maximum incentive compensation opportunity for that category.  Failure to achieve the Minimum Crain Target or any category of the three personal goals targets will not, however, preclude incentive compensation from being paid if targets for other categories are achieved.  The particular deliverables with respect to each of the three personal goal categories are set forth on Exhibit A.

Potential amounts payable to you with respect to your incentive compensation program for 2008 are as follows:

	Target		Maximum

EBITDA	$206,250	*	$357,500

Structural/Integration	$103,125		$178,750

Organizational	$51,562.50		$89,375

Strategic	$51,562.50		$89,375

*              Achievement of the Minimum Crain Target would entitle you to a payment of $41,250.

Please sign and return the enclosed copy of this letter acknowledging your agreement therewith.  We look forward to working closely with you during 2008 in order that these goals may be achieved for the enhancement of shareholder value.

Sincerely,

/s/ Frederick J. Horowitz
Chair
Compensation Committee

ACKNOWLEDGED AND AGREED
this 4 day of June , 2008.

/s/ Bruce Crain
Bruce G. Crain